Exhibit 10.6


                            EDUCATION MARKET LICENSE

     THIS  EDUCATION  MARKET  LICENSE  (the  "License")  is entered  into by and between WASATCH EDUCATION SYSTEMS CORPORATION, a Utah corporation (the "Licensor"), and WASATCH INTERACTIVE LEARNING CORPORATION, a Utah corporation (the "Licensee") effective as of February 7, 1997, pursuant to that certain Asset Purchase and Software License Agreement, dated as of February 7, 1997 (the "Asset Purchase Agreement"), by and between the Licensor and the Licensee.

                                    RECITALS:

     A. Licensor has previously developed or acquired rights in certain Licensed Programs (defined below).

     B. Pursuant to the Asset Purchase Agreement, Licensor has agreed to sell to Licensee certain assets relating to its business in the Education Market (defined below) and to license to Licensee the Licensed Programs for Licensee's own internal use and development, together with the right to market, sell, distribute and sublicense the Licensed Programs in various markets.

                                   AGREEMENT:

     NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. As used in this License the following terms shall have the meanings indicated:

     Education Market shall mean the following markets for standalone products (program resides and runs on one workstation only), networked products (program runs on more than one workstation concurrently, with multiple workstations connected to a common server), and products delivered via the Internet: (i) preschool education institutions, facilities, and programs, both public and private; (ii) K-12 education institutions, facilities, and programs, both public and private; (iii) juvenile and adult basic education institutions, facilities, and programs, both public and private; (iv) correctional facilities and corporate sites; (v) post-secondary educational institutions, facilities, and programs, including vocational schools and community colleges; (vi) individuals or parents of minor students, provided the sales are made through educational institutions, facilities, or programs (as opposed to retail sales); and (vii) organizations directly affiliated with the above education institutions, such as PTAs.


Education Market License
Exhibit D to Asset Purchase Agreement
Page 1 of 10

     Home Market shall mean end users who are not in the Education Market and who purchase products through channels other than the Education Market. Such other channels shall include direct Internet channels, retail or off-the-shelf channels, and direct sales channels, including, without limitation, mail order.

     Internet shall mean distribution or delivery over a wide area network using electronic data communications technology as presently implemented in the Internet or as hereafter designed for use in conjunction with telephone, cable, wireless, or other types of data transmission systems.

     Licensed Programs shall mean the computer programs, multimedia materials, and print materials for all products and services heretofore sold and provided by Licensor to the Education Market, including but not limited to the software and courseware titles listed or described as Licensed Programs on Schedule 1.0 attached hereto, together with all lesson content, graphics and sound files, management systems, interfaces, authoring tools, templates, development engines, utilities, development and resting tools, and related technologies, trade secrets, know-how, inventions, copyrights, and intellectual properties. For purposes of this License, Licensed Programs shall not include the Third Party Courseware.

     Net Revenues shall mean gross monies actually received by Licensee from the distribution or sublicensing of the Licensed Programs or Licensee Derivative Works, less the following: sales, use, and excise taxes, tariff duties, packing, insurance, shipping, and similar charges separately invoiced and reimbursed by customers, reasonable amounts of credits or refunds for returns, and credits, discounts, rebates, and promotional allowances. "Net Revenues" shall not include monies received by Licensee for installation services, consulting or training services, maintenance and upgrade services and support purchased separately from the initial sublicense, sales or leases of hardware or peripheral devices, sales or licenses of Third Party Courseware (as to which Licensee makes payment directly to the original licensor thereof), sales of print materials other than Licensed Programs, or sales, licenses, or sublicenses of software products or works other than the Licensed Programs or Licensee Derivative Works of the Licensed Programs.

     Licensee Derivative Works shall mean any software programs offered by Licensee an integral part of which includes substantial code or instructional content of the Licensed Programs or Third Party Courseware, as the case may be.

     Licensor Derivative Works shall mew any software programs offered by Licensor an integral part of which includes substantial code or instructional content of the Licensed Programs or Third Party Courseware, as the case may be.

     Third Party Courseware shall mean the proprietary computer programs, utilities, and tools, and related documentation, owned by third parties and licensed to Licensor for


Education Market License
Exhibit D to Asset Purchase Agreement
Page 2 of 10
commercial distribution into the Education Market as part of Licensor's product offering, subject to royalty payments to the third parties, including those programs identified as Third Party Courseware on Schedule 1.0.

     Sell or sale, when used in the context of Licensed Programs, Third Party Courseware, Licensor Derivative Works, and Licensee Derivative Works, means sale of a non-exclusive sublicense to an end user to use the same in object code.

     2. Grant of Licenses. Licensor hereby grants to Licensee, subject to the royalty obligations set forth in Section 3 below, the following licenses and distribution rights with respect to the Licensed Programs and Third Party
Courseware:

     (a) A non-exclusive, perpetual, fully paid-up, worldwide right and license to use, copy or otherwise reproduce, display, modify, correct defects or deficiencies in, and to prepare Licensee Derivative Works based on, all or any portion of the Licensed Programs (specifically including any and all lesson content).

     (b) A perpetual, worldwide right and license to market, distribute, sell and sublicense the Licensed Programs and Licensee Derivative Works of the Licensed Programs in the Education Market, directly or through sub-distributors, dealers, Independent Marketing Representatives ("IMRs"), or other third parties. The foregoing license shall be exclusive during the Exclusivity Period as defined in Section 4 below.

     (c) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and license to market, distribute, sell and sublicense the Licensed Programs and Licensee Derivative Works of the Licensed Programs in the Home Market.

     (d) A non-exclusive perpetual, worldwide right and sublicense to use, copy or otherwise reproduce, display, modify, correct defects or deficiencies in, and to prepare Licensee Derivative Works based on, all or any portion of the Third Party Courseware, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Courseware.

     (e) A perpetual, worldwide right and sublicense to market, distribute, sell and sublicense the Third Party Courseware and Licensee Derivative Works of the Third Party Courseware in the Education Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Courseware. The foregoing license shall be exclusive during the Exclusivity Period.

     (f) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and sublicense to market, distribute, sell and sublicense the Third


Education Market License
Exhibit D to Asset Purchase Agreement
Page 3 of 10

Party Courseware and Licensee Derivative Works of the Third Party Courseware in the Home Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Courseware.

     (g) A non-exclusive, perpetual, worldwide right and sublicense to market, distribute, sell and sublicense the Licensed Programs, the Third Parry Courseware, and Licensee Derivative Works of the Licensed Programs or Third Party Courseware, in the Internet Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Courseware and the royalty provisions of Section 3 below.

All licenses of Licensed Programs and Third Party Courseware from Licensor to Licensee shall include source code and object code, but all sublicenses from Licensee shall be object code only.

     3. Royalty Payments to Licensor. Licensee shall pay to Licensor royalties based upon Net Revenues collected by Licensee from the distribution and licensing of the Licensed Programs and Licensee Derivative Works of Licensed Programs during the five (5) year period (the "Royalty Period") commencing on the Closing Date (each of the five (5) years during this Royalty Period is sometimes referred to as a "License Year.") The royalties shall be calculated as follows:

     (a) On Net Revenues derived from licenses of the Licensed Programs (existing code and educational content), the royalty shall be ten percent (10%) of said Net Revenues.

     (b) On Net Revenues from Licensee Derivative Works which are modifications or enhancements of the Licensed Programs (code and content), the royalty shall be five percent (5%) of said Net Revenues until aggregate royalties paid to Licensor on said Net Revenues are equal to the fully burdened cost of developing such Licensee Derivative Works; thereafter the royalty shall be ten percent (10%) of said Net Revenues.

     (c) On Net Revenues from Licensee Derivative Works which are all new code, but which are based substantially upon the educational content of the Licensed Programs, the royalty shall be two and one-half percent (2.5%) of said Net Revenues until aggregate royalties paid to Licensor on said Net Revenues are equal to the fully burdened costs of developing such Licensee Derivative Works; thereafter the royalty shall be five percent (5%) of said Net Revenues.

Royalties owed under this Section 3 for each License Year shall be due and payable within forty five (45) days after each of the 1st, 2nd, 3rd, 4th, and 5th anniversaries of the Closing Date (the "Payment Dates"). From and after the 5th anniversary of the Closing Date, the above


Education Market License
Exhibit D to Asset Purchase Agreement
Page 4 of 10
licenses with respect to Licensed Programs and Licensee Derivative works shall be royalty-free. The above licenses with respect to Third Party Courseware shall continue in accordance with the respective terms of the third party license.

     4. Exclusivity Period and Minimum Royalties. The "Exclusivity Period" shall be a period of one (1) year from the Closing Date; provided, however, that the Exclusivity Period may be extended upon payment of certain minimum royalties ("Minimum Royalties") by Licensee to Licensor on or before the applicable Payment Date (as defined in Section 3 above) as follows:

Minimum Royalty           Payment Dates                 New Exclusivity Period
------------------------------------------------------------------------------
$ 500,000                 1st License Year              Two (2) License Years
$ 500,000                 2nd License Year              Three (3) License Years
$ 500,000                 3rd License Year              Four (4) License Years
$ 500,000                 4th License Year              Five (5) License Years

Minimum Royalties paid under this Section 4 shall be credited against royalties due under Section 3 above for Net Revenues, and royalties paid under Section 3 above for Net Revenues shall be applied to satisfy the Minimum Royalty obligations. In the event the royalties due under Section 3 above for any License Year are less than the Minimum Royalty paid for that License Year, an amount equal to the Minimum Royalty paid for that License Year, minus the actual royalties payable for that License Year under Section 3 above, shall be credited against royalties due under Section 3 above for Net Revenues in subsequent
License Years. In the event royalties paid under Section 3 above for Net Revenues in any License Year exceed the Minimum Royalty due for that License Year, an amount equal to the Section 3 royalties actually paid minus the Minimum Royalty shall be credited against Minimum Royalties next falling due under this
Section 4 for subsequent License Years.

     5. Education Market Exclusivity. During the Exclusivity Period, Licensee shall have exclusive rights to exploit the Licensed Programs, Third Party
Courseware (as to which exclusivity will apply as between Licensor and Licensee--or parties acting on behalf of Licensor--and not with respect to any other third parties), and Licensee Derivative Works, directly or through third parties, in the Education Market, including the exclusive right to market, distribute, sell, and sublicense the Licensed Programs, Third Party Courseware and Licensee Derivative Works to individual end-users through the institutional channels defined in the Education Market. During the Exclusivity Period, Licensor covenants that it shall not market, distribute, sell, or sublicense
Licensed Programs, Third Party Courseware, or Licensor Derivative Works, directly or through third parties, to the Education Market (nor will


Education Marker License
Exhibit D to Asset Purchase Agreement
Page 5 of 10

Licensor license development engines or tools to third parties to use in developing products for the Education market). The foregoing covenants and restrictions do not apply to new products or new services (i.e, which are not Licensed Programs, Third Party Courseware or Licensor Derivative Works) offered by Licensor. The foregoing covenants and restrictions will apply to all successors and assigns of Licensor, and to all third parties claiming by, through or under Licensor. Inadvertent or incidental sales of the Licensed Programs, Third Party Courseware or Licensor Derivative Works to end users of the Education Market will not be considered a material breach of the foregoing covenant and agreement so long as the sales occur through an Internet or retail distribution channel and result from general marketing activities or catalogs that are not substantially directed or targeted at educators or educational institutions in the Education Market.

     6. Exclusive Use of Product Names. To the fullest extent allowed by law, Licensor hereby grants to Licensee an exclusive, perpetual, worldwide, fully paid-up license to use all tradenames and logos embodied in or associated with the Licensed Programs and Third Party Courseware (the "Licensed Tradenames"), which Licensed Tradenames are listed on Schedule 7.5 attached to the Asset Purchase Agreement. To the extent Licensor does not have the right or power to grant an "exclusive" license for Licensed Tradenames of Third Party Courseware, the foregoing license shall be exclusive as between Licensor and Licensee. In any event, Licensor shall not use in any product name, or grant any licenses to any third party to use, the Licensed Tradenames. Licensor shall develop and use new names for Licensed Products, Third Party Courseware, and Licensor Derivative Works distributed into the Home Market; provided, that (a) Licensor shall not use a new product name that combines an existing product name (or one that is confusingly similar to an existing product name) with some special designation such as "Home Edition" or "Family Edition" or "Personal Edition" or "New and Improved"; (b) Licensor shall not use "Wasatch" or "Wasatch Education" in its new product name. In all events, Licensor may continue to use "Wasatch Education Systems Corporation" as its corporate name, including the following variations thereof: "Wasatch", "Wasatch Education", and "Wasatch Education Systems" (collectively, the "Corporate Name"), display the Corporate Name (but not the "Wasatch" logo) prominently, and refer to the Corporate Name as the development origin of the products it offers in the Home Market. In the event Licensor introduces a "networked product" for the Home Market during the Exclusivity Period, Licensor shall (a) provide Licensee at least 3 months' prior written notice of the anticipated release date; and (b) label the "networked product" as follows: "Not Intended for School Use".

     7. Reservation of Rights. Notwithstanding the foregoing grants of licenses and sublicenses to Licensee, Licensor reserves all rights not explicitly granted herein, including (a) the perpetual, worldwide right to use, copy or otherwise reproduce, display, modify, correct defects or deficiencies in, prepare and distribute Licensor Derivative Works based upon, and market, distribute, sell, and sublicense the Licensed Programs, Third Party Courseware and Licensor Derivative Works, in the Home Market, directly or through sub-distributors, dealers,


Education Market License
Exhibit D to Asset Purchase Agreement
Page 6 of 10

IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Courseware, and (b) upon expiration of the Exclusivity Period, the nonexclusive, worldwide right to market, distribute, sell, and sublicense the Licensed Programs, Third Party Courseware and Licensor Derivative Works, in the Education Market, directly or through sub-distributors, dealers, IMRs, or other third parties.

     8. Covenant of Home Market Exclusivity. During the Royalty Period (as defined in Section 3 above), Licensor shall have exclusive rights to exploit the Licensed Programs, Third Party Courseware, and Licensor Derivative Works, directly or through third parties, in the Home Market. During the Royalty Period, Licensee covenants that it will not market, distribute, sell, or sublicense Licensed Programs, Third Party Courseware, or Licensee Derivative Works, directly or through third parties, to the Home Market. The foregoing covenants and restrictions do not apply to new products or new services (i.e, not Licensee Derivative Works) offered by Licensee. The foregoing covenants and restrictions will apply to all successors and assigns of Licensee, and to all third parties claiming by, through or under Licensee. Inadvertent or incidental sales of the Licensed Programs, Third Party Courseware or Licensee Derivative Works to end users of the Home Market will not be considered a material breach of the foregoing covenant and agreement so long as the sales occur through Education Market distribution channels.

     9. Ownership of Derivative Works. Except for the royalty obligations owed by Licensee to Licensor on Licensee Derivative Works under Section 3 above, neither Licensor nor Licensee shall acquire any intellectual property rights or licenses in the Derivative Works of the other.

     10. Limited Warranty. Licensor warrants and represents, to the best knowledge of Licensor, that it is the sole and exclusive owner of all patent rights, copyrights, trade secrets, and other propriety rights of any kind, in or relating to the Licensed Programs, excepting the Third Party Courseware as to which Licensor warrants that it has valid licenses to use, distribute, and sublicense to Licensee hereunder, and that the Licensed Programs (excepting the Third Party Courseware), to the best of Licensor's knowledge, do not infringe any patent, copyright, trade secret, or other proprietary right of any third party. Licensor further warrants and represents that it has not previously granted any rights in the Licensed Programs which are inconsistent with the rights granted to Licensee herein; and, to the best of Licensor's knowledge, that Licensor has full power to enter into this License and grant the rights herein granted to Licensee. The covenants and agreements set forth in Section
9.1 of the Asset Purchase Agreement shall apply as necessary or appropriate to give effect to the provisions of this License. Licensor shall indemnify and hold Licensee harmless from all damages (including costs and attorneys' fees) resulting from any breach of the foregoing warranties. The foregoing warranties of Licensor shall apply only to the Licensed Programs as originally delivered to Licensee hereunder.


Education Market License
Exhibit D to Asset Purchase Agreement
Page 7 of 10

     11. No Support Obligation. Licensee acknowledges and agrees that the Licensed Programs are being licensed "AS IS" with respect to their usefulness and functionality, and that Licensor shall have no obligation to support or maintain the Licensed Programs. IN NO EVENT SHALL LICENSOR BE LIABLE, UNDER ANY LEGAL THEORY, FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, SAVINGS, OR DATA) RESULTING FROM THE USE OR INABILITY TO USE THE LICENSED PROGRAMS, WHETHER OR NOT LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     12. Record Keeping; Payment; and Audit Rights. Licensee shall maintain accurate accounting and licensing records in accordance with generally accepted accounting practices. Licensor has the right to audit (at Licensor's cost and expense) the records of Licensee not more than twice each year and for a period of one year following termination of this License. If any discrepancy of more than 10% is verified in any audit, Licensee shall reimburse Licensor the full cost and expense of the audit, in addition to any amounts previously underreported.

     13. Entire License; Amendments. This License is delivered in connection with the Asset Purchase Agreement between the parties, which supersedes and replaces any and all prior agreements, conversations, understandings, and writings. It is binding upon the parties and their respective successors and assigns. This License can only be amended by specific written amendment signed by both parties.

     14. Governing Law; Notices. This License shall be governed and interpreted in accordance with the laws of the State of Utah. Any notice or communication required or permitted by this License shall be in writing and shall be delivered as follows: (i) by personal delivery to the party to whom the notice is to be given, (ii) by overnight delivery service, (iii) by prepaid registered or certified mail, return receipt requested, or (iv) by facsimile. Except for notice of a party's change of address, which shall be effective only upon actual receipt, a notice or communication shall be effective (a) in the case of personal service, upon receipt by the party, (b) by overnight delivery, one (1) day after placing the notice of communication in the care of the delivery service as confirmed by the receipt provided by such service, (c) by registered or certified mail, five (5) days after mailing, as confirmed by the date on the receipt provided by the postal service, and (d) by facsimile transmission, upon transmission as confirmed by telephone that such notice or communication has been received in legible form. All notices or other communications shall be sent to the recipient at the address listed below (or such other address that the receiving party may have provided for the purpose of receiving notices and other communications iii accordance with this Section 14):

                  [remainder of page intentionally left blank]


Education Market License
Exhibit D to Asset Purchase Agreement
Page 8 of 10

     If to Licensor:

          Wasatch Education Systems Corporation
          c/o Technology Funding, Inc.
          2000 Alameda de las Pulgas
          San Mateo, CA 94403
          Attention:  Greg George

          Fax:  (415) 341-1400

     with copy to:

          Carolyn Poe
          c/o Technology Funding, Inc.
          2000 Alameda de las Pulgas
          San Mateo, CA 94403

          Jeff Keimer
          Unison Capital Group
          702 Marshall Street, Suite 401
          Redwood City, CA 94063

     If to Licensee:

          Wasatch Interactive Learning Corporation
          5250 South 300 West, Suite 101
          Salt Lake City, UT 84107
          Attention:  Ralph Brown

          Fax:  (801) 269-1509

     with copy to:

          Neal B. Christensen, P.C.
          20853 S. E. 123rd Street
          Issaquah, WA 98027

          Fax:  (206) 235-9170


Education Market License
Exhibit D to Asset Purchase Agreement
Page 9 of 10

     IN WITNESS WHEREOF, the parties hereto have caused this License to be executed by their respective officers thereunto duly authorized on the date first written above.


     LICENSOR:                               LICENSEE:

     WASATCH EDUCATION SYSTEMS               WASATCH INTERACTIVE
     CORPORATION, a Utah corporation         LEARNING CORPORATION, a Utah
                                             corporation


By   /s/  Gregory T. George                  By   /s/  Barbara Morris
     ---------------------------                  ---------------------------
     Gregory T. George, Director                  Barbara Morris, President

     Date Signed: February 7, 1997           Date Signed: February 7, 1997


Education Market License
Exhibit D to Asset Purchase Agreement
Page 10 of 10